Exhibit 99.1

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces 1st Quarter 2011 Earnings

East Syracuse, New York, April 28, 2011, – Beacon Federal Bancorp, Inc. (the “Company”) (NASDAQ: BFED), the holding company for Beacon Federal (the “Bank”), announced today net income for the quarter ended March 31, 2011 increased 17.4% to $1.5 million, or $0.25 per basic and diluted share, from $1.3 million, or $0.21 per basic and diluted share for the quarter ended March 31, 2010.

Ross J. Prossner, President and CEO of the Company said, “We are happy to report a strong start to our 2011 fiscal year with net income of $1.5 million for the first quarter resulting in a 19% increase in our earnings per share over the prior year’s first quarter.  Our first quarter success was in part attributable to our continued efforts in lowering the cost of funds which led to a 14 basis point improvement in our net interest margin to 3.16% for the quarter, the highest net interest margin in our history.”

Prossner added, “While lending activity for community banks has been hampered by this particularly challenging economic climate, we were able to achieve a moderate increase in loans from the fourth quarter of 2010 through a 38% increase in originations compared to the same period of the prior year.  We will continue to focus on identifying new lending opportunities and building long-term shareholder value.”

The financial highlights for the quarter ended March 31, 2011 were as follows:

♦	Net interest margin increased to 3.16%, compared to 3.02% for the quarter ended March 31, 2010.

♦	Cost of funds decreased 44 basis points to 2.19%, compared to 2.63% for the same period a year ago.

♦	Loans grew $8.7 million from December 31, 2010 through the first quarter of 2011.

♦	Provision for loan losses decreased 45.0% to $1.0 million for the quarter compared to $1.8 million for the same period in the prior year.

♦	Book value per share grew by 9.1% to $17.36 at March 31, 2011, compared to $15.91 at March 31, 2010.

♦	19,794 shares of stock were repurchased under the Company’s previously announced fourth stock repurchase program.

♦	On March 24, 2011, a quarterly cash dividend was paid of $0.05 per common share.

Net interest income totaled $7.8 million for the quarter ended March 31, 2011, compared to $7.7 million in the first quarter of 2010.  Net interest margin increased 14 basis points in the first quarter compared with the same quarter in the prior year driven by a decrease in the cost of funds and an increase in the average balance of noninterest-bearing deposits, partially offset by a decrease in the average balance of interest-earning assets and a decrease in the yield on interest-earning assets

The cost of funds decreased by 44 basis points compared to the prior year first quarter as a result of the average interest rate paid on deposits decreasing 57 basis points to 1.38% and average noninterest-bearing deposits increasing $7.9 million to $41.3 million (6.5% of average interest-bearing deposits), as compared to $33.4 million (5.1% of average interest-bearing deposits) on March 31, 2010.

The yield on interest-earning assets declined by 29 basis points to 5.09%, while the average balance of interest-earning assets decreased by 3.8% to $997.8 million.  As high-yielding assets mature, they are being replaced with current market rate assets which are at persistently lower yields leading to pressure on the Company’s net interest margin.

Total nonperforming assets were $16.6 million or 1.61% of total assets at March 31, 2011, compared to $15.1 million or 1.47% of total assets at December 31, 2010 and $16.9 million or 1.57% of total assets at March 31, 2010.  The increase in nonperforming assets from the fourth quarter was primarily the result of the classification of three commercial business loans as “doubtful” during the quarter ended March 31, 2011.  Nonperforming assets as both a percentage of total assets and as a percentage of loans remains well below our peers and within our historical levels.

Net charge-offs for the first quarter of 2011 were $323,000, or an annualized 0.16% of average loans, compared to $6.3 million, or 3.08% of average loans, for the fourth quarter 2010 and $263,000, or an annualized 0.13% of average loans, for the first quarter of 2010.

The current quarter’s provision for loan losses was $979,000, a decrease of $1.0 million compared to the fourth quarter 2010 and a decrease of $801,000 compared to the first quarter of 2010.  The allowance for loan losses was $15.9 million at March 31, 2011, compared with $15.2 million at December 31, 2010 and $17.1 million at March 31, 2010.  The provision for loan losses declined from prior periods primarily due to the lower charge-offs for the first quarter of 2011.  The ratio of the allowance for loan losses to total loans was 1.96% at March 31, 2011, compared with 1.90% at December 31, 2010 and 2.07% at March 31, 2010.  The ratio of the allowance for loan losses to nonperforming loans was 96.07% at March 31, 2011, compared with 102.14% at December 31, 2010 and 106.58% at March 31, 2010.  The decrease in the ratio was due primarily to an increasing amount of loans classified as “doubtful.”

Noninterest income increased by $385,000, or 34.5% to $1.5 million for the quarter ended March 31, 2011 from $1.1 million for the quarter ended March 31, 2010.  Noninterest income increased primarily due to reduced other-than-temporary credit impairment losses on debt securities of $111,000 incurred during the current quarter compared to $257,000 in the prior year first quarter and a $140,000 increase in service charge income.

Other-than-temporary impairment charges for the quarter resulted from three securities, one trust preferred security and two private label collateralized mortgage obligations (“CMOs”).  The extent of impairment recognized was based on the current and projected performance of the issuing banks and their ability to repay their obligation as it relates to the trust preferred security, and the current and projected delinquencies along with reduced credit support in the underlying mortgages for the CMOs.  The other-than-temporary credit impairment for the quarter of $111,000 was less than 1% of the fair value of our securities portfolio at March 31, 2011.

The 17.6% increase in service charge income related primarily to an increase in debit card fees.  The Bank is actively promoting debit card usage and core deposits that require debit card transactions in order to obtain an attractive rate of interest for depositors. The resulting increased debit card usage is leading to the increase in the debit card fee income.  Our management team is closely monitoring a proposed rule by the Board of Governors of the Federal Reserve System that would implement the debit card interchange and processing provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act which could severely limit the amount of debit card fee income that we would be able to recognize in the future.

Noninterest expense increased $829,000 or 16.5%, to $5.8 million for the quarter ended March 31, 2011 from $5.0 million for the quarter ended March 31, 2010.  The increase was due primarily to increases in salaries and employee benefits, occupancy and equipment, and other noninterest expense.

Total assets increased $1.4 million, or 0.1%, from December 31, 2010 to $1.03 billion at March 31, 2011.  The increase was primarily the result of an $8.0 million increase in net loans.  Loan originations for the first quarter were $64.6 million, an increase of 38.2% compared to the year-ago quarter and 11.3% lower than the fourth quarter of 2010.

Commercial loans and mortgages increased $12.5 million, or 4.3%, in the first quarter and totaled $303.9 million at March 31, 2011.  Originations of commercial loans and mortgages totaled $26.9 million in the first quarter, compared to $26.8 million in the fourth quarter of 2010 and $15.6 million in the year-ago quarter.  The increase in originations has been aided by a new loan officer position that was added in our Chelmsford branch in 2010.

Consumer loans increased $1.0 million in the first quarter to $172.3 million at March 31, 2011.  Originations of consumer loans totaled $20.3 million in the first quarter, compared to $17.8 million in the fourth quarter of 2010 and $16.5 million in the year-ago quarter.  The increase in consumer loan originations was due in part to a stronger presence at a large annual boat and RV show in Central New York.  The Company continues to see potential for growth of the indirect loan portfolio by actively seeking additional automobile dealer relationships when profitable opportunities are available.

Residential real estate loans decreased $4.8 million in the first quarter to $335.6 million at March 31, 2011.  Originations of residential real estate loans totaled $17.4 million in the first quarter, compared to $28.3 million in the fourth quarter of 2010 and $14.7 million in the year-ago quarter.  The increase in the originations compared to the year-ago quarter was driven by more competitive pricing in our first lien home equity products.  We expect the demand for residential real estate loan refinances to decrease during the near future, which may hamper our residential real estate originations.

Stockholders’ equity increased $1.6 million to $111.3 million at March 31, 2011 from $109.7 million at December 31, 2010.  The increase was primarily the result of $1.5 million of net income.

The Bank’s Tier 1 leverage ratio was 9.71% and its total risk-based capital ratio was 13.53% at March 31, 2011, both of which exceeded the regulatory thresholds required to be classified as a well-capitalized bank, which are 5.0% and 10.0%, respectively.

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered with a full-service branch in East Syracuse, New York, along with seven other full-service branches in East Syracuse, Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.

(Information regarding Beacon Federal’s peers was drawn from SNL reports as of the most recent quarter and most recent year for banks and thrifts having assets between $1 billion and $5 billion.)

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  The following factors, among others, could cause the actual results of the Company’s operations to differ materially from the Company’s expectations: competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  The making of such forward-looking statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Lisa M. Jones
Senior Vice President and Chief Financial Officer
Beacon Federal Bancorp, Inc.
6611 Manlius Center Road
East Syracuse, NY  13057
(315) 433-0111 x 1582

BEACON FEDERAL BANCORP, INC.
Financial Highlights

	At	At
	March 31,	December 31,
	2011	2010
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,033,842	$1,032,478
Cash and cash equivalents	7,766	12,439
Securities available for sale	165,160	162,405
Securities held to maturity	9,150	10,321
Loans, net	800,564	792,553
Federal Home Loan Bank of New York stock	9,785	9,954
Deposits	681,099	677,384
FHLB advances	159,027	163,427
Securities sold under agreement to repurchase	70,000	70,000
Stockholders' equity	111,344	109,710

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)
	(In thousands, except per share data)
Selected Operating Data:

Interest income	$12,518	$13,751
Interest expense	4,736	6,018
Net interest income	7,782	7,733
Provision for loan losses	979	1,780
Net interest income after
provision for loan losses	6,803	5,953
Noninterest income	1,502	1,117
Noninterest expense	5,842	5,013
Income before income taxes	2,463	2,057
Income tax expense	944	763
Net income	$1,519	$1,294
Basic and diluted earnings per share	$0.25	$0.21

Asset Quality Ratios:
Nonperforming loans to total loans	2.04%	1.94%
Nonperforming assets to total assets	1.61%	1.57%
Annualized net charge-offs to average loans
outstanding	0.16%	0.13%
Allowance for loan losses to non-
performing loans at end of period	96.07%	106.58%
Allowance for loan losses to total loans
at end of period	1.96%	2.07%

Analysis of Net Interest Margin (Unaudited):

	For the Three Months Ended March 31,
	2011			2010
	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$814,641	$10,887	5.42%	$835,956	$11,612	5.63%
Securities	172,732	1,478	3.47	180,939	1,967	4.41
FHLB stock	10,253	150	5.93	11,557	167	5.86
Interest-earning deposits	221	3	5.51	8,420	5	0.24
Total interest-earning assets	997,847	12,518	5.09	1,036,872	13,751	5.38
Noninterest-earning assets	34,044			31,666
Total assets	$1,031,891			$1,068,538

Interest-bearing liabilities:
Savings	$110,012	$135	0.50	$60,153	$45	0.30
Money market accounts	142,050	262	0.75	165,914	559	1.37
Checking accounts	60,928	132	0.88	48,887	74	0.61
Time accounts	321,242	1,633	2.06	384,986	2,500	2.63
Total deposits	634,232	2,162	1.38	659,940	3,178	1.95
FHLB advances	163,841	1,710	4.23	190,464	1,976	4.21
Reverse repurchase agreements	70,000	668	3.87	70,000	668	3.87
Lease obligation	7,740	196	10.27	7,736	196	10.28
Total interest-bearing liabilities	875,813	4,736	2.19	928,140	6,018	2.63

Noninterest-bearing deposits	41,330			33,432
Other noninterest-bearing liabilities	5,370			4,835
Total liabilities	922,513			966,407
Stockholders' equity	109,378			102,131
Total liabilities and equity	$1,031,891			$1,068,538

Net interest income		$7,782			$7,733

Net interest rate spread (3)			2.89%			2.75%

Net interest-earning assets (4)	$122,034			$108,732

Net interest margin (5)			3.16%			3.02%

Average of interest-earning assets to
interest-bearing liabilities			113.93%			111.72%

(1)	Yields and rates for the three months ended March 31, 2011 and 2010 are annualized.
(2)	Includes loans held for sale and nonaccrual loans.
(3)
Net interest rate spread represents the difference between the yield on total average interest-bearing assets and the cost of total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended March 31, 2011 and 2010.

(4)	Net interest-earning assets represents total interest-earning assets less interest-bearing liabilities.
(5)	Net interest margin represents annualized net interest income divided by average total interest-earning assets.